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                                                                EXHIBIT 3.3




                           CERTIFICATE OF AMENDMENT

                                      OF

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               METROCALL, INC.


        Metrocall, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST. That the Board of Directors of said Corporation duly adopted the following amendment to the Amended and Restated Certificate of Incorporation which amends Article 4.1. thereof to read in its entirety as follows:

        4.  CAPITAL STOCK.

              4.1 Authorized Shares.

        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 34,500,000 shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock"), and 33,500,000 shall be classified as shares of Common Stock, par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

        SECOND. That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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        THIRD.  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Vice President and attested by its Assistant Secretary, this 11th day of November 1996.

                                        /s/ VINCENT D. KELLY
                                        -----------------------------
                                      Vincent D. Kelly, Vice President

                                        /s/ SHIRLEY B. WHITE
                                        ------------------------------
Attested by:                          Shirley B. White Assistant Secretary


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